UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): April 26, 2007
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
Item 9.01 Financial Statements And Exhibits
SIGNATURES
Press Release

Item 2.02 Results of Operations and Financial Condition
     Mercantile Bancorp, Inc. (the “Company”) reported in a press release dated April 26, 2007 that net income for the quarter ended March 31, 2007 was $1.8 million, or 32 cents per share, compared with net income of $1.9 million, or 33 cents per share in the first quarter a year ago. The Company cited the continuing flat yield curve, a soft housing market and intensified competition as factors impacting the Company’s performance in the first quarter of 2007. The Company noted that per-share data for the prior year has been adjusted to reflect its June 2006 three-for-one stock split.
     Net interest income in the first quarter rose by 16.2 percent to $10.4 million from $9.0 million in the comparable period a year earlier. The increase is due partially to the acquisition of Royal Palm Bancorp, Inc., which was completed in November 2006. Royal Palm added approximately $109 million of loans to the Company’s portfolio as of March 31, 2007.
     Noninterest income in the first quarter was $2.3 million, level with the first quarter of last year. Noninterest income in the prior year period included approximately $75 thousand of income from the Company’s equity interest in NorthStar Bancshares, Inc., which was sold in July 2006. As noted in previous announcements, the Company realized a pre-tax gain on this sale of $1.5 million in 2006.
     Noninterest expense rose to $9.2 million in the first quarter, an increase of 18.1 percent over $7.8 million in the same period a year earlier. Salary and employee benefits were a major contributing factor. In addition to the inclusion of Royal Palm’s staff since last year, the increase reflected timing of changes in the Company’s senior management that occurred during the first quarter.
     Average assets in the first quarter of 2007 were $1.4 billion compared with $1.1 billion in the first quarter a year earlier. This increase was primarily due to the acquisition of Royal Palm and growth experienced at Heartland Bank.
     Reflecting both organic growth and the previously mentioned Royal Palm acquisition, net loans at the end of the first quarter were approximately $1.0 billion. This compares with loans of $871.8 million at the same time a year earlier.
     Deposits at first quarter end stood at $1.15 billion, down by 1.8 percent from $1.17 billion at December 31, 2006.
     The full text of the earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.
     Note: The information in this report provided in Item 2.02 (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

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Item 9.01 Financial Statements And Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on April 26, 2007

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Ted T. Awerkamp
	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

Date: April 26, 2007

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